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                                                                    EXHIBIT 99.2

                           RAMSAY HEALTH CARE, INC.
                         One Alhambra Plaza, Suite 750
                         Coral Gables, Florida  33134



     Ramsay Health Care, Inc. (Nasdaq: RHCI) today announced the sale of the Company's Greenbrier Psychiatric Hospital in Covington, Louisiana. As previously announced on April 3, 1998, this facility was scheduled to close on June 2, 1998. The purchase price for the Hospital was $1.6 million in cash, with the proceeds used by the Company to repay outstanding indebtedness.

     Luis E. Lamela, Chief Executive Officer of Ramsay Health Care, Inc. said, "We continue to move forward with our new youth services strategy. The execution of this transaction is an important component of the Company's non-youth services business divestiture plan."

     Ramsay Health Care, Inc. is a provider and manager of specialized programs and services for at-risk and troubled youth. The Company through its subsidiary, Ramsay Youth Services, Inc., operates residential youth facilities, group homes and a juvenile assignment center. Ramsay Health Care, Inc. also operates psychiatric facilities and manages the delivery of behavioral health care programs on behalf of acute care hospitals and community mental health centers.

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